Exhibit 99.1

Contact:	Viewpoint: Tatyana Yemets 212-201-0821 tyemets@viewpoint.com	Or	Investor Relations: 212-201-0800 ir@viewpoint.com

Viewpoint Corporation Announces Second Quarter Financial Results

New York, NY – August 9, 2007 – Viewpoint Corporation (NASDAQ: VWPT), a leading internet marketing technology company, today announced financial results for the second quarter ended June 30, 2007.

Viewpoint reported total revenue of $3.8 million for the second quarter of 2007, a 16 percent increase as compared to $3.3 million in the first of quarter 2007 and a 33 percent decrease as compared to $5.7 million in the second quarter of 2006. Gross profit was $2.4 million for the second quarter of 2007, an increase of 2 percent as compared to the $2.3 million for the first quarter of 2007 and a decrease of 15 percent from $2.8 million for the second quarter of 2006.

Patrick Vogt, President and Chief Executive Officer, commented, “We made progress during the quarter by continuing to execute on our strategy to meet the escalating demand for Premium Rich Media from marketers, agencies and publishers. We are laying the groundwork for sustainable long-term profitability through our strategic DG Fastchannel partnership and our recent enterprise customer wins.” Mr. Vogt continued, “Moving forward we will continue to focus on creating the most flexible rich media and video ad platform in the industry. With the successful build out of our capabilities, we are now in a position where we can really take advantage of the tremendous opportunities in the market. We continue to refine our business – creating additional capabilities that complement our offerings in order to accelerate our growth. As a result, we expect improvement in both revenue and operating performance in 2007 compared to 2006.”

Operating loss for the second quarter of 2007 was $2.6 million as compared to an operating loss of $2.0 million in the first quarter of 2007 and an operating loss of $2.1 million for the second quarter of 2006. Net loss for the second quarter of 2007 was $5.2 million or $(0.07) per share compared to a net loss of $2.0 million, or $(0.03) per share in the first quarter 2007 and a net loss of $2.8 million or $(0.04) per share, in the second quarter 2006. Adjusted operating income (“AOI”), as defined below, was $(1.5) million for the second quarter, as compared to $(1.3) million in the first quarter of 2007, and $(1.4) million for the second quarter of 2006

For the six months ended June 30, 2007, the Company reported revenue of $7.2 million, compared with $9.7 million for the same period in 2006. For the six months ended June 30, 2007, gross profit decreased 7 percent to $4.7 million in 2007 from $5.1 million in 2006. Viewpoint’s operating expenses for the six-month period ended June 30, 2007 were $9.3 million compared with $10.3 million for the six-month period ended June 30, 2006, a decrease of 10 percent.

The Company’s net loss for the six months ended June 30, 2007 of $7.2 million, or $(0.10) per share, was based on a loss from operations of $4.6 million, which included charges of $1.0 million for stock based compensation and $0.7 million for depreciation and amortization. This compares to a net loss for the six months ended June 30, 2006 of $6.8 million, or $(0.10) per share, based on a loss from operations of $5.2 million, which included charges of $1.2 million for stock based compensation and $0.6 million for depreciation and amortization. AOI for the first six months ended June 30, 2007 was $(2.9) million, a $0.5 million operating performance improvement, compared to $(3.4) million for the first six months ended June 30, 2006.

Viewpoint’s cash, cash equivalents, and marketable securities as of June 30, 2007 were $5.7 million. This can be compared with cash, cash equivalents, and marketable securities of $2.8 million as of March 31, 2007.

FINANCIAL INFORMATION

Management prepares and is responsible for the Company’s consolidated financial statements which are prepared in accordance with accounting principles generally accepted in the United States. The financial information contained in this press release, which is unaudited, is subject to revision and should not be considered final until the Company files its Quarterly Report on Form 10-Q, which is scheduled to occur on or before August 9, 2007. At the present time, the Company has no reason to believe that there will be changes to the financial information contained herein.

FINANCIAL MEASURES

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, specifically adjusted operating income. The Company believes that this non-GAAP measure, viewed in addition to and not in lieu of the Company’s reported GAAP results, provides useful information to investors regarding its performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of the Company and the overall effectiveness of senior management. Reconciliations to comparable GAAP measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

CONFERENCE CALL

The Company will host a conference call on August 9, 2007 at 9:00 A.M. (Eastern Time) to discuss second quarter 2007 financial results.

The conference call will be available via the Internet in the Investor Relations section of Viewpoint’s Web site at http://www.viewpoint.com, as well as through Thomson/CCBN at www.earnings.com. If you are not able to access the live Web cast, dial in information is as follows:

Toll-Free Telephone Number:	(800) 603-7883
International Telephone Number:	(706) 643-1946
Pass code:	11784828

Participants should call at least 10 minutes prior to the start of the call.

A complete replay of the conference call will be available approximately one hour after the completion of the call by dialing (800) 642-1687 through Thursday, August 16, 2007. Callers should enter the pass code above to access the recording.

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint's creative services group; Unicast, Viewpoint's online advertising group; and KeySearch, Viewpoint's search engine marketing consulting practice. Viewpoint's technology and services are behind the online presence of some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 100 employees principally at its headquarters in New York City, with additional offices in Los Angeles, CA and in Austin, TX.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint's filings and reports on file with the Securities and Exchange Commission, as well as, the lack of assurance that Viewpoint will achieve long-term profitability.

Copyright © 2007 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.

VIEWPOINT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2007	2006	2007
Revenue:
Advertising systems	$1,426	$3,013	$1,110
Search	1,726	1,573	1,485
Services	680	1,091	719
Licenses	5	32	6
Total revenue	3,837	5,709	3,320

Cost of revenue:
Advertising systems	913	2,199	452
Search	28	38	43
Services	509	648	481
Licenses	-	2	-
Total cost of revenue	1,450	2,887	976
Gross profit	2,387	2,822	2,344

Operating expenses:

Sales and marketing	1,322	1,449	1,195
Research and development	804	1,068	810
General and administrative	2,507	2,226	2,078
Depreciation	113	107	115
Amortization of intangible assets	230	111	128
Total operating expenses	4,976	4,961	4,326

Loss from operations	(2,589)	(2,139)	(1,982)

Other income (expense)
Interest and other income, net	61	90	51
Interest expense	(200)	(209)	(204)
Changes in fair values of warrants to purchase common stock	(2,418)	(544)	157
Total other income (expense)	(2,557)	(663)	4
Loss before provision for income taxes	(5,146)	(2,802)	(1,978)
Provision for income taxes	16	19	12
Net loss	$(5,162)	$(2,821)	$(1,990)

Basic and diluted net loss per common share:
Net loss per common share	$(0.07)	$(0.04)	$(0.03)

Weighted average number of shares outstanding-basic and diluted	76,577	66,505	67,670

VIEWPOINT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
Revenue:
Advertising Systems	$2,536	$4,608
Search	3,211	3,362
Services	1,399	1,644
Licenses	11	78
Total revenue	7,157	9,692

Cost of revenue:
Advertising systems	1,365	3,239
Search	71	74
Services	990	1,311
Licenses	-	8
Total cost of revenue	2,426	4,632
Gross profit	4,731	5,060

Operating expenses:

Sales and marketing	2,517	3,027
Research and development	1,614	2,156
General and administrative	4,585	4,585
Depreciation	228	224
Amortization of intangible assets	358	221
Restructuring charges	-	92
Total operating expenses	9,302	10,305

Loss from operations	(4,571)	(5,245)

Other income (expense):
Interest and other income, net	112	169
Interest expense	(404)	(496)
Changes in fair values of warrants to purchase common stock	(2,261)	(1,172)
Total other income (expense)	(2,553)	(1,499)
Loss before provision for income taxes	(7,124)	(6,744)

Provision for income taxes	28	26
Net loss	$(7,152)	$(6,770)

Basic and diluted net loss per common share:
Net loss per common share	$(0.10)	$(0.10)

Weighted average number of shares outstanding-basic and diluted	72,148	65,689

VIEWPOINT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$5,401	$4,154
Marketable securities	312	113
Accounts receivable, net	3,353	3,037
Prepaid expenses and other current assets	593	543
Total current assets	9,659	7,847

Restricted cash	194	190
Property and equipment, net	916	1,023
Goodwill	15,103	14,882
Intangible assets, net	4,086	3,689
Other assets	59	56
Total assets	$30,017	$27,687

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,853	$1,660
Accrued expenses	442	401
Deferred revenue	101	70
Current portion of notes payable	488	389
Accrued incentive compensation	545	545
Current liabilities related to discontinued operations	231	231
Total current liabilities	3,660	3,296

Accrued expenses - Deferred Rent	183	232

Warrants to purchase common stock	4,131	467
Subordinate notes	2,446	2,456
Unicast notes	1,459	1,541

Stockholders’ equity
Preferred stock	-	-
Common stock	83	68
Paid-in capital	311,798	306,214
Treasury stock	(1,015)	(1,015)
Accumulated other comprehensive loss	10	14
Accumulated deficit	(292,738)	(285,586)
Total stockholders’ equity	18,138	19,695
Total liabilities and stockholders’ equity	$30,017	$27,687

VIEWPOINT CORPORATION
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO ADJUSTED OPERATING INCOME
(LOSS)
(in thousands, except per share amounts)
(Unaudited)

	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006

Loss from Operations	$(2,589)	$(2,139)	$(1,982)	$(4,571)	$(5,245)
Plus (Less):
Stock based Compensation:
COS-Ad Systems	4	2	4	8	5
COS – Services	9	46	7	16	101
Sales and marketing	91	119	86	177	291
Research and development	26	85	28	54	194
General and administrative	513	243	213	726	572
Depreciation:	140	133	141	281	278
Amortization:	258	139	156	414	277
Restructuring charges	-	-	-	-	92

Adjusted Operating Income (loss)	$(1,548)	$(1,372)	$(1,347)	$(2,895)	$(3,435)